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                            STOCKHOLDER AGREEMENT

         This Stockholder Agreement, dated as of November 18, 1998 (this "Agreement"), is made and entered into among EM Industries, Incorporated, a New York corporation ("Parent"), EM Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Warburg, Pincus Investors, L.P., a Delaware limited partnership ("Stockholder").

         WHEREAS, as of the date hereof, Stockholder owns (beneficially and of record) 2,248,485 shares of common stock, par value $.01 per share, of CN Biosciences, Inc., a Delaware corporation (the "Company") (all such shares so owned and which may hereafter be acquired by Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as the "Shares");

         WHEREAS, immediately prior to the execution and delivery of this Agreement, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, upon the terms and subject to the conditions set forth therein, for (i) the commencement by Merger Sub of a tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company at a price per share equal to the Per Share Amount, and (ii) the subsequent merger of Merger Sub with and into the Company (the "Merger"); and

         WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that Stockholder agrees, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, Stockholder has agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                  ARTICLE I.

                        TRANSFER AND VOTING OF SHARES

         1.1. Voting of Shares. Stockholder agrees that from the date hereof until the termination of this Agreement pursuant to Section 6.2 hereof (the "Term"), at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, Stockholder shall vote its Shares (except to the extent that Stockholder no longer has any voting rights in respect of the Shares as a result of the exercise of the Stock Option referred to in Section 3.1 hereof) (i) in favor of the Merger and the Merger Agreement (as amended from time to time), (ii) against any Takeover Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the


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Company under the Merger Agreement  or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's Certificate of Incorporation or Bylaws, any other material change in the Company's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Merger Sub or its nominees to vote the Shares directly.

         1.2. Disposition or Encumbrance of Shares. Except pursuant to the Offer, Stockholder hereby agrees that, during the Term, it shall not, and shall not offer or agree to, sell, transfer, tender, assign, pledge, hypothecate or otherwise dispose of, or create or permit to exist any Encumbrance (as hereinafter defined) on any Shares.

         1.3. No Solicitation. Stockholder covenants and agrees that, during the Term, it shall not, directly or indirectly through any officer, director, agent or other representative, solicit, initiate or encourage, or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal from any person (other than Parent, Merger Sub and any of their Affiliates) relating to (i) any acquisition of all or any Shares or
(ii) any transaction that constitutes a Takeover Proposal, or participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any person to do or seek any of the foregoing. Stockholder immediately shall cease and cause to be terminated all existing discussions or negotiations of Stockholder and its officers, directors, agents or other representatives with any person conducted heretofore with respect to any of the foregoing. Stockholder shall notify Parent and Merger Sub promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent and Merger Sub, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. Notwithstanding any provision of this Section 1.3 to the contrary, if Stockholder or any officer, director, agent or representative of Stockholder is a member of the Board of Directors of the Company, such member of the Board of Directors of the Company may take actions in such capacity to the extent permitted by Section 4.8 of the Merger Agreement.

         1.4. Waiver of Appraisal Rights. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

         1.5. Stop Transfer. Stockholder agrees with, and covenants to, Parent and Merger Sub that Stockholder shall not request that the Company register the transfer (book-entry or otherwise)

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of any certificate or uncertificated interest representing any of Stockholder's
Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Article III hereof).

                                 ARTICLE II.

                               TENDER OF SHARES

         2.1. Tender. Stockholder hereby agrees to validly tender (or cause the record owner of such shares to validly tender), and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer pursuant to Section 1.1 of the Merger Agreement and Rule 14d-2 under the Securities Exchange Act, the Shares. Stockholder hereby acknowledges and agrees that Parent's and Merger Sub's obligation to accept for payment and pay for the Shares in the Offer is subject to the terms and conditions of the Offer. For all the Shares validly tendered in the Offer and not withdrawn, Stockholder will be entitled to receive the highest price paid by Merger Sub pursuant to the Offer.

         2.2. Certain Warranties. Without limiting the generality or effect of any other term or condition of the Offer, the transfer by Stockholder of the Shares to Merger Sub in the Offer shall pass to and unconditionally vest in Merger Sub good and valid title to the Shares, free and clear of all liens, claims, restrictions, security interests, pledges, limitations and Encumbrances whatsoever.

         2.3. Disclosure. Stockholder hereby authorizes Parent and Merger Sub to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), its identity and ownership of the Company Common Stock and the nature of its commitments, arrangements and understandings under this Agreement provided that Stockholder is provided with a reasonable opportunity to review in advance any such disclosure contained in the Offer Documents or the Proxy Statement.

                                 ARTICLE III.

                                    OPTION

         3.1. Option Shares.

                  (a) In order to induce Parent and Merger Sub to enter into the Merger Agreement, Stockholder hereby grants to Parent or Merger Sub, as Parent may designate (the "Optionee"), an irrevocable option (the "Stock Option") to purchase all, but not in any part or less than all, the Shares (in such context, the "Option Shares") at a purchase price per share equal to $25.00 or such higher price as may be paid by Parent or Merger Sub pursuant to the Offer.

                  (b) The Stock Option may be exercised by the Optionee if (i) the Merger Agreement is terminated (x) by the Company pursuant to Section
7.1(g) of the Merger Agreement
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or (y) by Parent pursuant to Section 7.1(e) of the Merger Agreement, or (ii) the
Offer is consummated but (due to failure by Stockholder to validly tender and not withdraw) Merger Sub has not accepted for payment or paid for the aggregate number of Shares (in which case the price per share for the Option Shares shall be equal to the highest price paid in the Offer).

                  (c) The Stock Option (i) shall become exercisable, in whole but not in part, on the date on which the first event referred to in Section 3.1(b) shall occur or, if later, the date on which (A) all waiting periods under the HSR Act or similar foreign Law required for the purchase of the Option Shares upon such exercise shall have expired or been waived and (B) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Stock Option pursuant to this Agreement, and (ii) shall remain exercisable until the date which is 20 days following the first such date on which the Stock Option becomes exercisable pursuant to clause (i) of this paragraph (c).

                  (d) If the Optionee wishes to exercise the Stock Option it shall, prior to the expiration thereof, send a written notice to Stockholder identifying the time and place for the closing of such purchase at least three business days prior to such closing.

                                 ARTICLE IV.

                 REPRESENTATIONS, WARRANTIES AND COVENANTS OF
                                 STOCKHOLDER

         Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

         4.1. Due Organization, Authorization, etc. Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Stockholder has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by or on behalf of Stockholder and, assuming its due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby.

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         4.2. No Conflicts; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate any partnership agreement or other similar organizational documents of Stockholder, (ii) conflict with or violate any Law applicable to Stockholder or by which Stockholder or any of Stockholder's properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of Stockholder or any of its Subsidiaries, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder's assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by Stockholder of Stockholder's obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the HSR Act or similar foreign Laws or the Securities Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of Stockholder's obligations under this Agreement.

         4.3. Title to Shares. Stockholder is the sole record and beneficial owner of the Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), other than restrictions imposed by the securities laws or pursuant to this Agreement and the Merger Agreement.

         4.4. No Inconsistent Arrangements. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.


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         4.5. No Finder's Fees. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder. Stockholder, on behalf of itself and its Affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

         4.6. Affiliate Agreements. As of the Effective Time, Stockholder, on behalf of itself and its Affiliates, hereby terminates any and all contractual rights in favor of Stockholder and its Affiliates then in effect between Stockholder or Affiliates, on the one hand, and the Company or any of its affiliates, on the other hand; provided, however, that nothing contained herein shall be deemed a termination of any indemnification, contribution or exculpation provisions contained in any contracts, agreements or instruments or in the Certificate of Incorporation or By-laws of the Company in favor of Stockholder or any of its Affiliates as in effect as of the Effective Time.

                                  ARTICLE V.

                      REPRESENTATIONS AND WARRANTIES OF
                           MERGER SUB AND PURCHASER

         Parent and Merger Sub hereby, jointly and severally, represent and warrant to Stockholder as follows:

         5.1. Due Organization, Authorization, etc. Merger Sub and Parent are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation. Merger Sub and Parent have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Merger Sub and Parent have been duly authorized by all necessary corporate action on the part of Merger Sub and Parent, respectively. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and, assuming its due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against Merger Sub and Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

         5.2. Funds. Parent has sufficient funds available to it to pay for the Option Shares in accordance with Section 3.1(a) hereof.


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                                 ARTICLE VI.

                                MISCELLANEOUS

         6.1. Definitions. Terms used but not otherwise defined in this Agreement, including those defined in Section 8.10 of the Merger Agreement, have the meanings assigned to such terms in the Merger Agreement.

         6.2. Termination. This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto, or
(ii) automatically and without any required action of the parties hereto upon the earlier to occur of (A) the Effective Time and (B) the calendar day immediately after the termination of the Merger Agreement in accordance with its terms; provided, however, that in the event that the Stock Option shall become exercisable pursuant to Section 3.1 hereof, Articles III, IV, V and VI of this Agreement shall survive the termination of this Agreement until the earlier to occur of the closing of the exercise of the Stock Option and the expiration of the Stock Option. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

         6.3. Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be for the account of the party incurring such costs and expenses.

         6.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to Parent or Merger Sub, to:

                      EM Industries, Incorporated
                      7 Skyline Drive
                      Hawthorne, New York 10532
                      Attention:   Stephen J. Kunst
                      Facsimile:   (914) 592-8775


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                      with copies to:

                      Coudert Brothers
                      1114 Avenue of the Americas
                      New York, NY  10036-7703
                      Attention:  Thomas J. Drago, Esq.
                      Facsimile:  (212) 626-4120

                  (b) If to Stockholder, to:

                      Warburg, Pincus Investors, L.P.
                      466 Lexington Avenue
                      New York, New York  10017
                      Attention:  Joseph P. Landy
                      Facsimile:  (212) 878-9200

         6.5. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

         6.6. Entire Agreement; Assignment. This Agreement and the Merger Agreement, as amended from time to time, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto (whether by operation of law or otherwise), provided, however, that Parent or Merger Sub may, in its sole discretion, assign or delegate its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent.

         6.7. Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement, provided, however, that the that the provisions of Section 4.6 hereof are intended to be for the benefit of, and shall be enforceable by, the Company.


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         6.8. Further Assurance. From time to time, at another party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         6.9. Certain Events. Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, Stockholder's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

         6.10. No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         6.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

         6.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to its conflict of laws principles.

         6.13. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         6.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, each of Parent and Merger Sub has caused this
Agreement to be executed by its officer thereunto duly authorized and Stockholder has caused this Agreement to be executed, or duly executed by an authorized signatory, as of the date first written above.

                             EM INDUSTRIES, INCORPORATED



                             By: /s/ Richard K. Hackett
                                 -------------------------------
                             Name  Richard K. Hackett
                             Title: Vice President, Finance



                             EM ACQUISITION CORP.



                             By: /s/ Dieter Janssen
                                 -------------------------------
                             Name: Dieter Janssen
                             Title: President & CEO



                             WARBURG, PINCUS INVESTORS, L.P.

                             By:  Warburg, Pincus & Co.,
                                    its General Partner



                             By: /s/ S. Joshua Lewis
                                 -------------------------------
                             Name: S. Joshua Lewis
                             Title: General Partner






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